Exhibit 6.1

February 27, 2018

Via Electronic Mail

Holosfind S.A.

21 rue de la Paix, 75002 Paris, France

Attn: Sylvain Bellaiche

Digital Social Retail, Inc.

1040 First Avenue, Suite 343,

New York, NY 10022

Attn: Sylvain Bellaiche

Re: Amendment No. 11 to the Forbearance Agreement (the “Eleventh Amendment”)

Gentlemen:

Reference is made to that certain Amendment to the Forbearance Agreement, dated January 27, 2018 (the “Tenth Amendment”), by and among the Holosfind S.A. (the “Company”), Digital Social Retail, Inc. (“DSR”), and MG Partners II Limited (“MGP II”), pursuant to which the parties agreed to extend the deadline for DSR’s Filed Registration Statement to February 28, 2018. Capitalized terms not otherwise defined herein shall have the meanings set forth in the TenthAmendment.

Pursuant to recent conversations between the parties, the parties now wish to amend the terms of the Tenth Amendment in order to extend the forbearance deadline from February 28, 2018 to March 20, 2018.

Except as expressly set forth herein, all of the terms and conditions of the Transaction Documents, the Forbearance Agreement, the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment, the Sixth Amendment, the Seventh Amendment, the Eighth Amendment, the Ninth Amendment, the Tenth Amendment and any and all Transaction Documents remain unchanged and are in full force and effect. Any discrepancies between this Eleventh Amendment and the Transaction Documents, the Forbearance Agreement, the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment, the Sixth Amendment, the Seventh Amendment, the Eighth Amendment, the Ninth Amendment, and/or the Tenth Amendment shall be resolved in favor of this Eleventh Amendment. This Eleventh Amendment may not be modified or amended except pursuant to a further written agreement signed by the party to be charged therewith.

This Eleventh Amendment shall be limited as written in the manner and to the extent described above and nothing in this Eleventh Amendment shall be deemed to constitute a waiver of compliance by the Company or DSR with respect to any other term, provision or condition of the Transaction Documents, the Forbearance Agreement, the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment, the Sixth Amendment, the Seventh Amendment, the Eighth Amendment, the Ninth Amendment, the Tenth Amendment or any other instrument or agreement referred to therein.

Kindly confirm your agreement with the above by signing in the space indicated below and by PDFing a partially executed copy of this letter to the undersigned, and which may be executed in identical counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement.

Very truly yours,

MG PARTNERS II LTD.

By:	/s/ Michael Abitebol
Name: Michael Abitebol
Title: Director

By:	/s/ James Keyes
Name: James Keyes
Title: Director

Acknowledged, Confirmed and Agreed To:

HOLOSFIND, S.A.

By:	/s/ Sylvain Bellaiche
Name: Sylvain Bellaiche
Title: President

DIGITAL SOCIAL RETAIL, INC.

By:	/s/ Sylvain Bellaiche
Name: Sylvain Bellaiche
Title: President